EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Citigroup Inc.:

We consent to the incorporation by reference of our report dated June 23, 2009, in the Registration Statement on Form S-8 (“the Registration Statement”) relating to Citigroup’s issuance of shares under the Citigroup 401(k) Plan and Citibuilder 401(k) Plan for Puerto Rico with respect to the financial statements of the Citibuilder 401(k) Plan for Puerto Rico (“the Plan”) as of and for the years ended December 31, 2008 and 2007, and the related supplemental schedules which appear in the December 31, 2008 annual report on Form 11-K of the Plan.

/s/ KPMG LLP

New York, New York

April 21, 2010